Exhibit 10.29

TERM LOAN AND SECURITY AGREEMENT

among

NEKTAR THERAPEUTICS,

as Borrower,

the Guarantors from time to time party hereto,

as Guarantors,

and

ASTRAZENECA AB,

as Agent

October 7, 2013

i

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Term Note

Exhibit B	Form of Assignment Agreement

Schedules
Schedule 5.2(b)	Subsidiaries

TERM LOAN AND SECURITY AGREEMENT

Term Loan and Security Agreement dated as of October 7, 2013 among Nektar Therapeutics, a Delaware corporation (“Borrower”), the Guarantors from time to time party hereto, the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”) and AstraZeneca AB, a Swedish corporation, as agent for the Lenders (in such capacity, “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Voting Stock of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Voting Stock, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Assignment Agreement” shall have the meaning set forth in Section 15.3(b).

“AstraZeneca” shall mean AstraZeneca AB, a Swedish corporation.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time and any successor statute.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” shall mean: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation in a Person that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body.

“Change of Control” shall mean the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of (i) all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person other than the Borrower or a Guarantor; or (ii) assets of the Borrower or any Subsidiary of the Borrower to a Person other than the Borrower or a Guarantor for a purchase price equal to more than 50% of the consolidated total assets of the Borrower (based upon the Borrower’s most recent audited balance sheet);

(b) the adoption of a plan relating to, or the occurrence of, the liquidation, dissolution or winding up of the Borrower;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (each as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, or the Borrower consummates an exchange of shares, recapitalization, reorganization, business combination or other similar event, in any such event pursuant to a transaction following which the holders of Voting Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination or similar event either (a) no longer hold a majority of the Voting Stock of the Borrower or (b) no longer have the ability elect a majority of the Board of Directors of the Borrower; or

(e) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean all of the Loan Parties’ right, title and interest, whether now owned or hereafter acquired and wherever located, in, to and under the License Agreement, including all proceeds thereof.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Financial Officer or President of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, to such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such default.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Effective Date, or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Date” shall mean the date on which AstraZeneca exercises its right to terminate the License Agreement pursuant to Section 18.4(a), subparagraph (d) thereof as in effect on the Effective Date, either in whole or with respect to the United States only.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Borrower that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” shall mean the date hereof.

“Event of Default” shall have the meaning set forth in Article X.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between the United States and one or more other governmental authorities that is entered into in order to facilitate compliance with the foregoing.

“Foreign Lender” shall mean any Lender that is organized under the Applicable Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean, collectively, all such Persons.

“Guaranty” shall mean any guaranty of the Obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent (including the guaranty under Article XVI).

“Health Registration Approval” shall have the meaning set forth in the License Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses, deferred or prepaid revenue, trade payables and guarantees incurred in the ordinary course of business and not in respect of borrowed money), whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments;

(c) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f) representing any Hedging Obligation,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business).

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“License Agreement” shall mean the License Agreement, dated as of September 20, 2009, by and between AstraZeneca and Borrower, as amended by Amendment No. 1 to License Agreement, dated as of August 8, 2013, and as further amended from time to time by the parties thereto.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), claim or encumbrance, as security, including any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing.

“Loan Parties” shall mean, collectively, Borrower and Guarantors (if any) and “Loan Party” shall mean, individually, Borrower and each Guarantor (if any).

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business or properties of the Loan Parties, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) Agent’s Liens on the Collateral or the priority of such Liens or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents taken as a whole.

“Milestone Date” shall mean the date on which the Milestone Payment is paid.

“Milestone Payment” shall mean the $70,000,000 milestone payment payable by AstraZeneca to Borrower pursuant to Section 7.1(b)(i) of the License Agreement.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to Lenders or Agent of any kind or nature, present or future (including any interest accruing thereon and fees and expenses incurred after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest or fees or expenses is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, in each case, arising under this Agreement and the Other Documents and any amendments, extensions or renewals thereof.

“Offset Royalties” shall have the meaning set forth in Section 2.2(a).

“Other Documents” shall mean the Term Note, any Guaranty and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement. For the avoidance of doubt, the parties hereby agree that the License Agreement does not constitute an “Other Document”.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Payment Date” shall mean the last day of each Period.

“Payment Office” shall mean initially the office of the Agent listed in Section 15.6; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“Period” shall have the meaning set forth in Section 2.1.

“Permitted Disposition” shall mean a disposition of Specified Collateral in connection with a royalty monetization transaction with respect to licenses or sublicenses of the intellectual property of the Borrower or any of its Subsidiaries, including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty and revenue interest transactions and hybrid monetization transactions.

“Permitted Encumbrances” shall mean (a) Liens securing the Borrower’s 12% Senior Secured Notes due 2017 and Liens that do not continue after the Conversion Date on any replacements or refinancings thereof; provided that such replacements or refinancings shall not have a final maturity date earlier than the obligations being replaced or refinanced or a principal amount in excess of the principal amount of the obligations secured on the Effective Date plus any premiums or fees incurred in connection with such replacements or refinancings, (b) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor, (c) Liens on any Specified Collateral in connection with a Permitted Disposition, and (d) Liens on proceeds of the License Agreement consisting of cash or assets acquired with any such cash.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Register” shall have the meaning set forth in Section 15.3(c).

“Required Lenders” shall mean Lenders holding more than fifty percent (50%) of the outstanding Term Loan; provided that, if the Conversion Date has not occurred, “Required Lenders” shall mean Agent.

“Royalty Term Date” shall mean the earlier of (a) the date of expiration of the royalty term for the first Stand-Alone Product, as determined under Section 7.9(a) of the License Agreement as in effect on the Effective Date and (b) in the event the License Agreement is terminated in whole pursuant to the terms thereof, the effective date of such termination.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Specified Collateral” shall mean all royalties payable by AstraZeneca to Borrower under the License Agreement (other than the any such royalties payable on and after the Conversion Date).

“Stand-Alone Product” shall have the meaning set forth in the License Agreement.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of any Person shall mean (a) a corporation or other entity of which more than 50% of the Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency and after giving effect to any voting agreement or stockholders’ agreement) to vote in the election of directors of such corporation, or other Persons performing similar functions for such entity, is owned, directly or indirectly, by such Person and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or (ii) the only general partners of which are that Person and one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto; provided, however, that Taxes shall not include Other Taxes.

“Term Loan” shall have the meaning set forth in Section 2.1.

“Term Note” shall have the meaning set forth in Section 2.1.

“Transferee” shall have the meaning set forth in Section 15.3(b).

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “instruments”, “documents” and “proceeds” as and when used in the description of Collateral shall have the meanings given to such terms in Article 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Unless otherwise provided, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders.

II. TERM LOAN; PAYMENTS.

2.1. Term Loan. Subject to the terms and conditions of this Agreement, on the Conversion Date, the Milestone Payment shall convert to a $70,000,000 term loan from the Lenders to Borrower (the “Term Loan”), which Term Loan shall be payable in annual installments commencing on January 15, 2015 in the amounts set forth below on the last day of each period set forth below (each, a “Period”), subject Section 2.2 below and subject further to acceleration that may occur after the occurrence of an Event of Default under this Agreement. If the Conversion Date occurs on any date after January 15, 2015, amortization payments for all prior Periods (including accrued interest from the Conversion Date) shall become due and payable on the fifth (5th) Business Day following the Conversion Date.

Period	Amortization Payment
Conversion Date through January 15, 2015	$10,000,000 plus accrued interest for such Period
January 16, 2015 through January 15, 2016	$10,000,000 plus accrued interest for such Period
January 16, 2016 through January 15, 2017	$20,000,000 plus accrued interest for such Period
January 16, 2017 through January 15, 2018	$30,000,000 plus accrued interest for such Period

The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit A.

2.2. Repayment.

(a) The Term Loan shall be due and payable as provided in Section 2.1 and in the Term Note. Notwithstanding the foregoing sentence, Section 2.1, or anything in this Agreement to the contrary, if the Conversion Date has occurred by reason of AstraZeneca’s termination of the License Agreement with respect to the United States only, the Term Loan shall be repaid (and such payment shall be applied first to accrued interest and then to principal) by offsetting 50% of any royalties (but not including any milestone payments) (such 50% of royalties, the “Offset Royalties”) that would otherwise be payable by AstraZeneca to Borrower under the License Agreement (which Offset Royalties shall reduce the Term Loan dollar for dollar and be deemed to have been paid in full by AstraZeneca to Borrower under the License Agreement), and any amount of the Term Loan that remains outstanding after the Royalty Term Date shall become due and payable within thirty (30) days of the Royalty Term Date; provided that if the Royalty Term Date is prior to January 15, 2018 and such outstanding amount exceeds $10 million, then such outstanding amount shall be instead be payable pursuant to the amortization schedule set forth in Section 2.1 until fully paid (it being understood that (i) if such outstanding amount on a given Payment Date is less than the amortization payment set forth in Section 2.1 for such date, such lesser amount will be due and (ii) if such outstanding amount on the Royalty Term Date is greater than the amortization payments set forth in Section 2.1 for all future Periods, then the amount of such excess shall be paid within thirty (30) days after the Royalty Term Date).

(b) Except as provided in Section 2.2(a), all payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents, shall be made to Agent at the Payment Office not later than 4:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(c) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Loan shall be applied pro rata in accordance with each Lender’s proportionate share of the Term Loan.

2.3. Prepayments. Borrower, at its option, may prepay the Term Loan in full or in part at any time without premium or penalty, and any such prepayments shall be accompanied by accrued but unpaid interest and applied to principal payments (a) if AstraZeneca has terminated the License Agreement with respect to the United States only, in inverse order of maturity, and (b) if AstraZeneca has terminated the License Agreement in full, pro rata.

III. INTEREST AND FEES.

3.1. Interest. Interest on the Term Loan shall be payable in arrears on each Payment Date. Interest charges shall be computed on the actual principal amount of the Term Loan outstanding during the applicable Period at a rate per annum equal to 4.5%, compounded annually on each anniversary of the Conversion Date.

3.2. Computation of Interest. Interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable during such extension.

3.3. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.4. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of Borrower under this Agreement shall to the extent permitted by Applicable Law be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Law requires Borrower or Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Applicable Law as determined by Borrower or Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (d) below.

(i) If Borrower or Agent shall be required by any Applicable Law to withhold or deduct any Taxes from any payment, then (A) Borrower or Agent, as required by such Applicable Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, and (B) Borrower or Agent, to the extent required by such Applicable Law, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Body in accordance with such Applicable Laws.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Evidence of Payments. Upon request by Borrower or Agent, as the case may be, after any payment of Taxes by Borrower or by Agent to a Governmental Body as provided in this Section 3.4, Borrower shall deliver to Agent or Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Agent, as the case may be.

(d) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to Borrower and to Agent, at the time or times prescribed by Applicable Law or when reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information (which for the avoidance of doubt includes any documentation or information necessary to prevent withholding Taxes imposed under FATCA) as will permit Borrower or Agent, as the case may be, to determine (A) whether or not payments made hereunder are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrower or Agent to determine the withholding or deduction required to be made.

(iii) Without limiting the generality of the foregoing, if a payment made to a Lender under this Agreement or any Other Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

IV. COLLATERAL.

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, effective as of the Milestone Date, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wherever located. On and following the Milestone Date, each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2. Perfection of Security Interest. On and following the Milestone Date, each Loan Party shall promptly take all action that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent.

4.3. Disposition of Collateral. On and following the Milestone Date, each Loan Party will safeguard and protect all Collateral for Agent’s general account and, on and following the date hereof, make no disposition thereof or of any assets underlying the Collateral (including assets of the Loan Parties necessary to perform their obligations under the License Agreement) to a third party whether by sale, lease or otherwise except for (i) dispositions consisting of Permitted Encumbrances, (ii) Permitted Dispositions, and (iii) dispositions of cash proceeds actually received by a Loan Party under the License Agreement or assets acquired with such cash proceeds. For the avoidance of doubt, nothing in this Agreement shall limit or modify, in any respect, any provision in the License Agreement or any other agreement between or among the Borrower or any of its Affiliates, on the one hand, and the Agent or any of its Affiliates, on the other hand, including provisions that may restrict or prohibit the terms of a proposed Permitted Disposition.

4.4. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, (i) in addition to the rights and remedies set forth in Section 11.1, Agent may at any time take such steps as Agent deems reasonably necessary to protect Agent’s interest in and to preserve the Collateral, and (ii) each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral shall be added to the Obligations.

4.5. Ownership of Collateral. With respect to the Collateral, on the Milestone Date: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its portion of the Collateral to Agent (subject to Permitted Encumbrances); and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; and (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same.

4.6. Defense of Agent’s and Lenders’ Interests. From and after the Milestone Date until (a) payment and performance in full of all of the Obligations (other than contingent indemnification or reimbursement obligations) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent create or suffer to exist a Lien upon, except for Permitted Encumbrances, any part of the Collateral. With respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. In each such case, on and following the Milestone Date and following the occurrence and during the continuance of an Event of Default, each Loan Party, at the request of Agent, shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Compliance with Laws and Contracts. Each Loan Party shall comply with all Applicable Laws and all applicable contracts, agreements, documents, and instruments of the Loan Parties, in each case the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.8. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.9. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements describing the security interest securing the Borrower’s 12% Senior Secured Notes due 2017, as of the date hereof, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows, as of the date hereof and as of the Milestone Date, the Conversion Date and any Payment Date, as applicable:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention, in any material respect, of law or the terms of such Loan Party’s by-laws, certificate of incorporation, operating agreement, certificate of formation or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) do not and will not conflict with or violate, in any material respect, any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any

Governmental Body or any other Person, and (d) will not, in any material respect, conflict with, or result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien upon any asset of such Loan Party under the provisions of any agreement, charter document, instrument, by-law, operating agreement or other instrument to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including any agreement or instrument involving any material Indebtedness of any Loan Party.

5.2. Formation and Qualification.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of its state of formation and is qualified to do business and is in good standing in each state in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable, and will promptly notify Agent of any material amendment or changes thereto.

(b) As of the date hereof, the only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3. No Violation. No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect.

5.4. No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations, except as could not reasonably be expected to have a Material Adverse Effect and no Default has occurred.

5.5. Conflicting Agreements. No provision of any material mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral conflicts in any material respect with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance in any material respect of, the terms of this Agreement or the Other Documents.

VI. AFFIRMATIVE COVENANTS.

Each Loan Party shall, until payment in full of the Obligations, if any, and termination of this Agreement:

6.1. Conduct of Business and Maintenance of Existence and Assets. (a) Except as could not reasonably be expected to have a Material Adverse Effect, maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any material intellectual property right or other material right included in the Collateral; (b) keep in full force and effect its existence and comply with all applicable laws and regulations where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.2. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.3. Future Guarantors. Borrower will cause each of its Domestic Subsidiaries, within thirty (30) days (or such later date as Agent may agree in its sole discretion) of its acquisition or organization, to become a Guarantor under this Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent.

VII. NEGATIVE COVENANTS.

No Loan Party shall, until satisfaction in full of the Obligations, if any, and termination of this Agreement:

7.1. Merger, Consolidation; Sale of Assets; Change of Jurisdiction.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or permit any other Person to consolidate with or merge with it, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets, other than any such merger, consolidation, reorganization, sale, lease, transfer or disposition in which (i) (A) the successor Person is organized under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia or (B) there would be no adverse legal or tax consequences to the Lenders as a result thereof (it being understood that there may be no adverse tax consequences if at the time of such transaction, Borrower agrees that payments to the Lenders will be “grossed-up” and Lenders will otherwise made whole by the Borrower, in a manner satisfactory to the Lenders in their reasonable discretion, for any withholding or similar taxes that may be imposed as a result of such transaction), and (ii) the successor Person assumes all obligations of such Loan Party under this Agreement; or

(b) Otherwise change its jurisdiction of incorporation or domicile, unless there would be no adverse legal or tax consequences to the Lenders as a result thereof (it being understood that there may be no adverse tax consequences if at the time of such transaction, Borrower agrees that payments to the Lenders will be “grossed-up” and Lenders will otherwise made whole by the Borrower, in a manner satisfactory to the Lenders in their reasonable discretion, for any withholding or similar taxes that may be imposed as a result of such transaction).

VIII. DELIVERY REQUIREMENTS UPON CONVERSION.

8.1. Delivery Requirements Upon Conversion. Within five (5) Business Days after the Conversion Date (or such later date as Agent may agree in its sole discretion):

(a) Term Note. Each Loan Party shall duly execute and deliver the Term Note to the Agent;

(b) Certificates. Each Loan Party shall deliver to the Agent a copy of the charter documents of such Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation, together with copies of the bylaws, operating agreement or similar governing documents of each Loan Party, certified as accurate and complete by the Secretary of such Loan Party;

(c) Good Standing Certificates. Each Loan Party shall deliver to the Agent good standing certificates for each such Loan Party dated not more than ten (10) days prior to the Conversion Date (or such earlier date as the Agent may agree in its sole discretion), issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of formation;

(d) Closing Certificate. The Chief Financial Officer, Chief Executive Officer or President of each Loan Party shall deliver a conversion certificate to the Agent, dated as of its date of delivery, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct in all material respects on and as of such date, except for such representations and warranties that speak as of an earlier date, which shall be true and correct in all material respects as of such earlier date (ii) Loan Parties are on such date in compliance in all material respects with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred and is continuing;

IX. INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations (other than contingent indemnification or reimbursement obligations) and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any other obligor.

9.2. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.3. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; and (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements.

9.4. Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of the Loan Parties, financial statements of the Loan Parties on a consolidated basis, in each case including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by such Persons; provided that the foregoing requirement shall be satisfied by the availability of the Borrower’s 10-K for such fiscal year on SEC’s EDGAR service (or any successor thereto); it being understood that Agent shall have no obligation whatsoever to determine if such information has been posted. In addition, the reports shall be accompanied by a Compliance Certificate.

9.5. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Term Note have been complied with by Loan Parties.

9.6. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by Borrower to pay when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement (i) any principal on the Obligations or (ii) any interest on the Obligations or any other liabilities, payment or charge provided for herein or in any Other Document, and, in each case, such failure is not cured within thirty (30) days;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any Other Document or in any certificate furnished at any time in connection herewith or therewith shall prove to have been untrue in any material respect on the date when made or deemed to have been made;

10.3. Noncompliance. Except as otherwise provided for in Section 10.1, failure or neglect of any Loan Party to perform, keep or observe any covenant herein contained, or contained in any Other Document and such failure or neglect is not cured within sixty (60) days following the earlier of the date (x) Agent provides written notice to Borrower thereof or (y) any Loan Party learns of such failure or neglect;

10.4. Bankruptcy. Any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.5. Inability to Pay. Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.6. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to Permitted Encumbrances;

10.7. Cross Default. A default of the obligations of any Loan Party under any other agreement for Indebtedness individually or in the aggregate in excess of $5,000,000 which permits the holder thereof to declare such Indebtedness immediately due and payable;

10.8. Breach of Guaranty. Termination (without the written consent of Agent) or breach in any material respect of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Loan Party, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty;

10.9. Change of Control. Any Change of Control shall occur, unless the direct and, if applicable, indirect acquiring Persons enter into a Guaranty or assume all Obligations of Borrower under this Agreement, pursuant to an agreement reasonably satisfactory to Agent and Lenders; or

10.10. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender;

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.4 all Obligations shall be immediately due and payable and this Agreement, and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured or waived), at the option of Required Lenders, all Obligations shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. If reasonably required, Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor (except for Agent’s gross negligence or willful misconduct), and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand (except for any notice required by Applicable Law), take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against any Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against any Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3. Setoff. Subject to Section 14.11, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

THIRD, to the payment of all of the Obligations consisting of accrued interest;

FOURTH, to the payment of the outstanding principal amount of the Obligations;

FIFTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the amount of the then outstanding Term Loan held by such Lender bears to the aggregate then outstanding Term Loan) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH” and “FIFTH” above.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Effective Date and shall continue in full force and effect until terminated (which termination shall occur automatically) upon the earlier to occur of (a) payment in full of the Obligations (other than contingent indemnification and reimbursement obligations) and (b) if occurring prior the Conversion Date, initial approval of the application for the Health Registration Approval for the first Stand-Alone Product in the United States.

13.2. Termination and Release. (a) Upon the termination of this Agreement in accordance with its terms, all security interests created under this Agreement and the Other Documents shall be automatically released and Agent shall take all actions reasonably requested by Borrower at Borrower’s expense to evidence the termination of such security interest including without limitation, the filing of UCC-3 financing statements. If such termination and release occurs on or following the Conversion Date, to the extent that any payments or proceeds previously received by the Agent or any Lender, or any part of such payments, shall be subsequently invalidated, declared to be fraudulent, a fraudulent conveyance, or preferential, set aside and/or required to be repaid to a trustee, receiver, debtor in possession, or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that such payment or proceeds received by any such Person is rescinded or must be otherwise restored by any such Person, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the security interests granted hereunder shall be revived and reinstated and continue in full force and effect, as if such payment or proceeds had never been received by such Person.

(b) Upon the sale or other disposition of any portion of the Collateral in a transaction not prohibited by this Agreement, all security interests created in such portion of the Collateral under this Agreement and the Other Documents shall be automatically released and Agent shall take all actions reasonably requested by Borrower at Borrower’s expense to evidence the termination of such security interest.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates AstraZeneca to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Term Note), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Term Loan shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Term Loan hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loan or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Term Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8. Agent in its Individual Capacity. With respect to the portion of the Term Loan held by Agent, Agent shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. To the extent Agent receives financial statements required under Section 9.4 from any Loan Party pursuant to the terms of this Agreement which such Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10. Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. MISCELLANEOUS.

15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrower which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

15.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders adversely affected thereby:

(i) extend, with respect to such Lender, the maturity of the Term Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(ii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iii) release all or substantially all of the Collateral (other than in accordance with the provisions of this Agreement or any Other Document);

(iv) change the rights and duties of Agent; or

(v) release any material Guarantor (other than in accordance with the terms of this Agreement or any Other Document).

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

15.3. Successors and Assigns; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to the Term Loan under this Agreement and the Other Documents to one or more of its Affiliates (each a “Transferee”), pursuant to an assignment agreement substantially in the form attached hereto as Exhibit B (an “Assignment Agreement”) executed by the Transferee, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Assignment Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender thereunder with respect to the portion of the Term Loan set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement, the Assignment Agreement creating a novation for that purpose. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Transferee and the resulting adjustment of the Lenders’ proportionate shares of the Term Loan arising from the purchase by such Transferee of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Transferee and the resulting adjustment of the Lenders’ proportionate shares of the Term Loan arising from the purchase by such Transferee of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. The Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(c) Agent shall maintain at its address a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the portion of the Term Loan recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in accordance with the terms hereof. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5. Indemnity. Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person arising out of any breach by any Loan Party of any representation, warranty or covenant in this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except, with respect to any indemnitee, for claims resulting from the gross negligence or willful misconduct of such indemnitee or any of its respective officers, directors, Affiliates, attorneys, employees and agents, as determined by final judgment of a court of competent jurisdiction.

15.6. Notice. Any notice or request hereunder may be given to Borrower or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile transmission or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent:

  AstraZeneca AB

  c/o AstraZeneca UK Limited

  2 Kingdom Street

  London, England W2 6BD

  Attention:         Vice President Corporate Finance

  Telephone:       +44 20 7604 8073

  and

  AstraZeneca PLC

  2 Kingdom Street

  London, England W2 6BD

  Attention:         General Counsel

  with an additional copy (which shall not constitute notice) to:

  Covington & Burling LLP

  The New York Times Building

  620 Eighth Avenue

  New York, New York 10018

  Attention:         Peter Schwartz, Esq.

  Telephone:       (212) 841-1268

  Facsimile:         (646) 441-9268

(B)	If to a Lender other than Agent, as specified on the signature pages hereof.

(C)	If to Borrower or any Loan Party:

  Nektar Therapeutics

  455 Mission Bay Boulevard South

  San Francisco, California 94158

  Attention:         Gil Labrucherie, Esq.

  Telephone:       (415) 482-5570

  Facsimile:         (415) 339-5322

  with an additional copy (which shall not constitute notice) to:

  O’Melveny & Myers LLP

  7 Times Square

  New York, New York 10036

  Attention:         Sam Zucker, Esq. and Sung Pak, Esq.

  Telephone:       (212) 326-2000

  Facsimile:         (212) 326-2061

15.7. Survival. The obligations of Loan Parties under Section 15.5 and the obligations of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9. Expenses. All costs and expenses including reasonable attorneys’ fees and disbursements incurred by Agent on its behalf or on behalf of Lenders in all efforts made to enforce payment of any Obligation or effect collection of any Collateral shall be part of the Obligations.

15.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or email transmission of a .pdf or similar file shall be deemed to be an original signature hereto.

15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

XVI. GUARANTY.

16.1. Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, or otherwise, the due and punctual payment and performance of all Obligations of Borrower. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

16.2. Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, and (v) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment in full of the Obligations (other than contingent indemnification or reimbursement obligations) by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

16.3. No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

16.4. Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVI, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

16.5. Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason other than payment in full of the Obligations, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(i) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to Borrower or otherwise;

(ii) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(v) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(vi) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Term Loan or other financial accommodations to Borrower pursuant to this Agreement and/or the Other Documents other than payment in full of the Obligations.

16.6. Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

16.7. Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

16.8. Reinstatement.

(a) The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e) All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full and this Agreement is terminated.

(f) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

16.9. Limit. Each Guarantor and each of Agent and each Lender (by its acceptable of the benefits of this Agreement) hereby confirms that it is its intention that the guaranty made by the Guarantors not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each of Agent and each Lender (by its acceptable of the benefits of this Agreement) hereby irrevocably agrees that the Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, not constitute a fraudulent transfer or conveyance for purposes of such laws.

Each of the parties has signed this Agreement as of the day and year first above written.

NEKTAR THERAPEUTICS, as Borrower

By:	/s/ John Nicholson
Name:	John Nicholson
Title:	SVP & Chief Financial Officer

ASTRAZENECA AB, as Lender and as Agent

By:	/s/ Jan-Olof Jacke
Name:	Jan-Olof Jacke
Title:	President

[Signature Page to Term Loan and Security Agreement]

Exhibit A

[Form of]

TERM NOTE

$70,000,000	New York, New York [ ], 20[ ]

This Term Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Term Loan and Security Agreement dated as of October 7, 2013 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) by and among NEKTAR THERAPEUTICS, a Delaware corporation, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and ASTRAZENECA AB, a Swedish corporation, as agent for the Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Agent at the Payment Office:

(i) the principal sum of SEVENTY MILLION DOLLARS ($70,000,000), or if different from such amount, the unpaid principal balance of the Term Loan as may be due and owing from time to time under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding, payable at the rate specified in Section 3.1 of the Loan Agreement, in accordance with the provisions of the Loan Agreement. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law.

This Note is the Term Note referred to in the Loan Agreement and is secured, inter alia, by the liens granted pursuant to the Loan Agreement and the Other Documents, is entitled to the benefits of the Loan Agreement and the Other Documents, and is subject to all of the agreements, terms and conditions therein contained.

This Note may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

If an Event of Default under Section 10.4 of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Loan Agreement or any of the Other Documents which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

In the event of any inconsistency in the terms of this Note and the Loan Agreement, the terms of the Loan Agreement shall govern.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.

NEKTAR THERAPEUTICS

By:
Name:
Title:

[Signature Page to Term Note]

Exhibit B

[Form of]

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is made and entered into as of the Effective Date described below, by and between                      (“Assignor”) and                      (“Assignee”) and acknowledged and consented to by ASTRAZENECA AB, as agent (“Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan and Security Agreement identified below (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represent the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1. “Assignor”:

2. “Assignee”:

3. “Borrower”: Nektar Therapeutics

4. “Agent”: AstraZeneca AB

5. “Loan Agreement”: Term Loan and Security Agreement dated as of October 7, 2013, by and among Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Agent.

6. “Assigned Interest”:

Facility Assigned	Aggregate Principal Amount of Loan Outstanding		Amount of Loan Assigned	Percentage of Loan Assigned
Term Loan	$70,000,000	[1]	$		%[2]

7. Effective Date:                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
Notices: Attention: Telecopier:	Notices: Attention: Telecopier:

With a copy to:	With a copy to:
Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

[1]	Adjust as necessary to reflect any payments of principal prior to the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the loans of all Lenders thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed and delivered by their duly authorized representatives as of the Effective Date.

ASSIGNOR: [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE: [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: ASTRAZENECA AB, as Agent

By:
Name:
Title:

[Signature Page to Assignment Agreement]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any Other Document, or any collateral thereunder, (iii) the financial condition of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower or any other Person of any of their respective obligations under the Loan Agreement or any Other Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment, to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is eligible to be a Lender under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Person, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and any Other Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement and any Other Documents are required to be performed by it as a Lender.

2. Payments. With respect to Assigned Interests, unless notice to the contrary is delivered to the Assignor and Assignee from the Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the Effective Date, the Assignee shall be entitled to receive all interest paid or payable to the Assigned Interest, whether such interest accrued before or after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-140 1 and 5-1402 of the New York General Obligations Law).

Schedule 5.2(b)

Subsidiaries

Nektar Therapeutics (India) Private Limited

Nektar Therapeutics UK, Ltd.